Exhibit 99.1

LOCATION BASED TECHNOLOGIES DONATES TO SCHOOLS BASED ON SALES OF VEHICLE LOCATION DEVICES

(Business Wire) – On Tuesday, June 15, 2010, in Irvine, California, Location Based Technologies, Inc. (OTCBB:LBAS - News), a leading-edge service provider of personal, pet and asset location devices, today announced it has launched its new school focused outreach initiative for the PocketFinder Vehicle location devices and provides an update on the AT&T network approval process.

The PocketFinder and PetFinder devices are nearing completion of the final hurdle for sales in the United States: AT&T Laboratories Network Certification.  As of June 14th the devices are expected to receive approval during the week of June 21, 2010.

In addition, we are pleased to announce the release of our new website www.pocketfinderschools.com.  “Helping schools is a great way for LBAS to partner with parents of new teen drivers to benefit both the school and the family,” says Dave Morse, CEO of Location Based Technologies. “With each purchase of a device ordered from our new www.pocketfinderschools.com website, a  significant portion of the sale will be donated back to the school of the purchaser's choice.  Given the need to augment our school’s budgets and a parent’s desire to enhance the safety of their new teen driver, this seems like a mutual win,” he added.

The company has signed contracts with two distributors, one east coast based and one west coast based, who will work with local schools to begin sales of the family vehicle solution.  Parents will be able to set geo-zones, speed notifications, and have the ability to know the location of the family car at anytime and from almost anywhere.

The PocketFinder family of products use advanced technology to help families and businesses stay connected.  The PocketFinder Vehicle device provides real time monitoring of the location of cars, boats, motorcycles, and any other mobile craft.  Advanced features allow you to set up speed and zone alerts so that you will be notified when any established thresholds have been breached.  Vehicle devices are durable, water and dust proof, and can be mounted to the inside or the outside of any vehicle with a 12v battery.  Because the devices track vehicle speeds they may encourage safe driving decisions – especially for new drivers.  This provides you with peace of mind while your mobile family works, plays, and lives life.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS - News), Location Based Technologies designs and develops customized solutions along with its leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. For more information, visit http://www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Contacts:

Location Based Technologies
David Morse
888-600-1044 ext 5
dave@pocketfinder.com
or
Northstar Investments
Investor Relations
Glenn Busch, CFP
888-600-1044 ext 3
714-310-8641
glenn@pocketfinder.com
or
NetGain
Joe Daly, Esq.
866-635-0011
760-942-4500
investor@locationbasedtech.com

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